Exhibit 15.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

January 21, 2020

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen:

We have read this Form 6-K of Lianluo Smart Limited dated and filed with the Securities and Exchange Commission on January 21, 2020, and are in agreement with the statements concerning our firm contained in the first, second, third, fourth and fifth paragraphs of that section. We have no basis to agree or disagree with other statements made in this Form 6-K.

Very truly yours

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China